EXHIBIT 99.1

Snyder’s-Lance, Inc. Reports Results for First Quarter of Fiscal 2016

•	Net revenue increased 15% to $463 million

•	Net revenue declined 0.7% excluding Diamond Foods acquisition

•	Diluted earnings per share, excluding special items*, increased 47% to $0.25

•	Net loss per share of $0.32 including special items

•	Adjusted EBITDA* increased 45% to $55.7 million

•	Updates 2016 full year outlook to reflect the acquisition of Diamond Foods

Charlotte, NC, - May 10, 2016 – Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today reported financial results for the first quarter of fiscal 2016 ended April 2, 2016. The first quarter financial results include one month of the consolidation of Diamond Foods Inc., following the acquisition which closed on February 29, 2016.

“This morning we announced solid first quarter results to begin the year,” said Carl E. Lee, Jr., President and Chief Executive Officer. “While our top-line remains pressured by the same challenges facing the food industry, our team diligently managed costs and drove operational efficiencies to deliver strong earnings growth for our legacy business. Our performance in the quarter was led by Lance®, Cape Cod®, and Late July® which all experienced revenue growth and market share gains. Lance® sandwich crackers continues to benefit from our brand renovation process completed last year to drive brand and category growth. Lance’s improved product formulation, packaging design, and innovative new products like our Gluten Free sandwich crackers drove base business growth. After successfully renovating Cape Cod® and Lance® sandwich crackers to fuel top-line and bottom-line growth, we are leveraging our marketing, manufacturing and sales expertise to renovate and energize the pretzel category and our
Snyder’s of Hanover® brand. In addition to growing retail distribution and display support for Snyder’s of

*Descriptions of adjusted EBITDA and diluted earnings per share excluding special items are provided in “Use and Definition of Non-GAAP Measures,” and reconciliations are provided in the tables at the end of this release.

Hanover®, we recently launched our Pretzels Baby® integrated marketing and advertising campaign. The early results are encouraging as we are generating positive social media response from both new and loyal consumers. We are confident that we will continue to build momentum as we move throughout the year, and I’m very proud of the team for their commitment and execution.”
Mr. Lee continued, “During the first quarter, we closed the Diamond Foods acquisition. We quickly began to execute our integration plan, and we are already benefitting from the combination of these two great companies. The powerful combination gives Snyder’s-Lance an enhanced portfolio of brands across key snack food categories with a deeper, stronger combined team ready to unlock new distribution opportunities. We are now better positioned in the growing snack food industry, and we expect to realize significant cost and revenue synergies that will deliver earnings accretion and support further investment behind our brands. I’m very excited about the opportunities that lie ahead, and our ability to create even greater value for our shareholders as we execute our strategic plan.”

First Quarter 2016 Financial Summary
The first quarter of fiscal 2016 financial results include the financial results of Diamond Foods beginning on February 29, 2016. All financial comparisons to the prior year are compared against the legacy Snyder’s-Lance results, where the prior year does not include any impact from the Diamond Foods acquisition.

•
Net revenue for the first quarter of 2016 was $462.8 million, an increase of 15.0% compared to the first quarter of 2015 net revenue of $402.3 million. Excluding the contribution from Diamond Foods, net revenue for the first quarter of 2016 declined 0.7% compared to the first quarter of 2015 with volume growth of 1.2% offset by planned promotional activities.

•	Adjusted EBITDA for the first quarter of 2016 was $55.7 million as compared to adjusted EBITDA of $38.4 million for the first quarter of 2015.

•
Net income excluding special items for the first quarter of 2016 was $19.9 million, or $0.25 per diluted share on 80.8 million weighted average diluted shares outstanding. Net income excluding special items was $12.0 million for the first quarter of 2015, or $0.17 per diluted share on 71.0 million weighted average diluted shares outstanding.

•
Including special items, the net loss for the first quarter of 2016 was $25.4 million, or $0.32 per share on 80.0 million weighted average shares outstanding. Net income including special items for the first quarter of 2015 was $10.6 million, or $0.15 per diluted share on 71.0 million weighted average diluted shares outstanding.

•
Special items for the first quarter of 2016 included after-tax expenses of $45.3 million primarily associated with the acquisition of Diamond Foods. Special items for the first quarter of 2015 included after-tax expenses of $1.3 million primarily associated with severance charges and professional fees.

Fiscal 2016 Outlook
The Company has updated its fiscal 2016 outlook to reflect the recent acquisition of Diamond Foods and the Company’s expectations for the remainder of the year. As a result, the Company now expects earnings per diluted share to be in the range of $1.20 to $1.30. The Company’s fiscal 2016 outlook excludes special items and charges associated with the acquisition of Diamond Foods, and includes an estimated negative impact of $0.10 to $0.12 per diluted share, from purchase accounting adjustments.

The Company’s 2016 full-year outlook also includes the following assumptions:

•	Net revenue of $2.29 billion to $2.33 billion, an increase of approximately 39% to 41%;

◦	Excluding the contribution from Diamond Foods net revenue growth is expected to be approximately flat to up 2%;

◦
Net revenue contribution from Diamond Foods for the 10 months beginning February 29, 2016, of approximately $630 to $650 million, net of the impact of intercompany eliminations and reflecting the negative impact of net price realization from lower commodity costs and unfavorable foreign currency;

•	Adjusted EBITDA of $310 million to $325 million; and

•	Capital expenditures of $80 to $85 million.

The Company’s 2016 full-year outlook is also based on the following assumptions, reflecting the acquisition of Diamond Foods:

•	Net interest expense of $33 to $35 million;

•	Effective tax rate of 34% to 35%; and

•	Weighted average diluted share count of approximately 93 to 94 million shares.

Conference Call
Management will host a conference call to discuss first quarter 2016 results at 9:00 a.m. Eastern Time on May 10, 2016. The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of Snyder's-Lance website, www.snyderslance.com. To participate in the conference call, the dial-in number is (844) 830-1960 for U.S. callers or (315) 625-6883 for international callers. The conference ID is 89240748. A continuous telephone replay of the call will be available between 12:00pm on May 10 and midnight on May 17. The replay telephone number is (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. The replay access code is 89240748. Investors may also access a web-based replay of the conference call at www.snyderslance.com.

About Snyder’s-Lance, Inc.
Snyder's-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. Snyder's-Lance's products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, popcorn, nuts and other snacks. Products are sold under the Snyder's of Hanover®, Lance®, Kettle Brand®, KETTLE® Chips, Cape Cod®, Snack Factory® Pretzel Crisps®, Pop Secret®, Emerald®, Diamond of California®, Late July®, Krunchers!®, Tom's®, Archway®, Jays®, Stella D'oro®, Eatsmart Snacks™, O-Ke-Doke®, and other brand names along with a number of third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. For more information, visit the Company's corporate web site: www.snyderslance.com. LNCE-E
Use and Definition of Non-GAAP Measures
Snyder’s-Lance’s management uses adjusted EBITDA and earnings per share excluding special items to measure our operating performance and to facilitate a comparison of the Company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the Company’s business than GAAP measures alone. The non-GAAP measures and related comparisons should be considered in addition to, not as a substitute for, our GAAP disclosure, as well as other measures of financial performance reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies. Our management believes the presentation of adjusted EBITDA, net income and diluted earnings per share, excluding special items, is useful for providing increased transparency and assisting investors in understanding our ongoing operating performance.

Adjusted EBITDA is defined as net income before interest, income tax expense, depreciation, amortization, merger and acquisition related expenses, and other non-cash or non-operating items as well as any other unusual items that impact the comparability of our financial information.

Diluted earnings per share, excluding special items, is defined as net income (loss) per diluted share excluding merger and acquisition expenses, and other unusual or non-operating items that impact the comparability of our financial information.

Cautionary Information about Forward Looking Statements
This press release contains statements which may be forward looking within the meaning of applicable securities laws. The statements include projections regarding future revenues, earnings and other results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ include general economic conditions or an economic turndown;

volatility in the price, quality or availability of inputs, including walnuts and other raw materials, packaging, energy and labor; price competition and industry consolidation; changes in our top retail customer relationships; inability to maintain profitability in the face of a consolidating retail environment; failure to successfully integrate acquisitions or execute divestitures; loss of key personnel; failure to execute and accomplish our strategy; concerns with the safety and quality of certain food products or ingredients; adulterated, misbranded or mislabeled products or product recalls; disruption of our supply chain; failure to maintain satisfactory labor relations; risks related to our foreign operations, including foreign currency risks; inadequacies in, or security breaches of, our information technology systems; improper use of social media; changes in consumer preferences and tastes or inability to innovate or market our products effectively; reliance on distribution through a significant number of independent business owners; protection of our trademarks and other intellectual property rights; impairment in the carrying value of goodwill or other intangible assets; new regulations or legislation; interest rate volatility, political and economic conditions of the countries in which we conduct business, and the interests of a few individuals who control a significant portion of our outstanding shares of common stock may conflict with those of other stockholders, which have been discussed in greater detail in our most recent Form 10-K and other reports filed with the Securities and Exchange Commission.

Investor Contact
Kevin Powers, Senior Director, Investor Relations
kpowers@snyderslance.com, (704) 557-8279

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
For the Quarters Ended April 2, 2016 and April 4, 2015

	Quarter Ended
(in thousands, except per share data)	April 2, 2016	April 4, 2015
Net revenue	$462,765	$402,341
Cost of sales	320,611	262,979
Gross margin	142,154	139,362

Selling, general and administrative	124,189	121,924
Transaction-related expenses	49,306	—
Impairment charges	374	—
Gain on sale of route businesses, net	(536)	(793)
Other income, net	(297)	(736)
(Loss)/income before interest and income taxes	(30,882)	18,967

Loss on early extinguishment of debt	4,749	—
Interest expense, net	4,729	2,467
(Loss)/income before income taxes	(40,360)	16,500

Income tax (benefit)/expense	(14,966)	5,918
Net (loss)/income	(25,394)	10,582
Net income/(loss) attributable to noncontrolling interests	37	(54)
Net (loss)/income attributable to Snyder’s-Lance, Inc.	$(25,431)	$10,636

Basic (loss)/earnings per share	$(0.32)	$0.15
Weighted average basic shares outstanding	79,953	70,259

Diluted (loss)/earnings per share	$(0.32)	$0.15
Weighted average diluted shares outstanding	79,953	71,002

Cash dividends declared per share	$0.16	$0.16

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
As of April 2, 2016 and January 2, 2016

(in thousands, except share data)	April 2, 2016	January 2, 2016
ASSETS
Current assets:
Cash and cash equivalents	$40,209	$39,105
Restricted cash	714	966
Accounts receivable, net of allowances of $1,117 and $917, respectively	215,715	131,339
Inventories, net	256,742	110,994
Prepaid income taxes and income taxes receivable	4,015	2,321
Assets held for sale	17,025	15,678
Prepaid expenses and other current assets	34,786	21,210
Total current assets	569,206	321,613

Noncurrent assets:
Fixed assets, net	533,563	401,465
Goodwill	1,409,951	539,119
Other intangible assets, net	1,429,299	528,658
Other noncurrent assets	23,536	19,849
Total assets	$3,965,555	$1,810,704

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$49,000	$8,541
Accounts payable	94,768	54,207
Payable to growers	38,265	—
Accrued compensation	40,111	26,196
Accrued casualty insurance claims	4,798	4,262
Accrued marketing, selling and promotional costs	45,881	18,806
Other payables and accrued liabilities	66,743	32,248
Total current liabilities	339,566	144,260

Noncurrent liabilities:
Long-term debt, net	1,354,950	372,301
Deferred income taxes	332,565	157,591
Accrued casualty insurance claims	13,804	11,931
Other noncurrent liabilities	36,092	17,034
Total liabilities	2,076,977	703,117

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.83 1/3 par value. 110,000,000 shares authorized; 95,676,031 and 70,968,054 shares outstanding, respectively	79,727	59,138
Preferred stock, $1.00 par value. Authorized 5,000,000 shares; no shares outstanding	—	—
Additional paid-in capital	1,583,052	791,428
Retained earnings	201,528	238,314
Accumulated other comprehensive income/(loss)	4,897	(630)
Total Snyder’s-Lance, Inc. stockholders’ equity	1,869,204	1,088,250
Noncontrolling interests	19,374	19,337
Total stockholders’ equity	1,888,578	1,107,587
Total liabilities and stockholders’ equity	$3,965,555	$1,810,704

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended April 2, 2016 and April 4, 2015

	Quarter Ended
(in thousands)	April 2, 2016	April 4, 2015
Operating activities:
Net (loss)/income	$(25,394)	$10,582
Adjustments to reconcile net (loss)/income to cash from operating activities:
Depreciation and amortization	20,558	17,413
Stock-based compensation expense	14,270	1,350
(Gain)/loss on sale of fixed assets, net	(25)	12
Gain on sale of route businesses, net	(536)	(793)
Gain on sale of investments, net	—	(436)
Gain on write-off of debt premium	(1,341)	—
Impairment charges	374	—
Deferred income taxes	(15,734)	524
Provision for doubtful accounts	252	236
Changes in operating assets and liabilities, excluding business acquisitions and foreign currency translation adjustments	24,284	(28,903)
Net cash provided by/(used in) operating activities	16,708	(15)

Investing activities:
Purchases of fixed assets	(11,976)	(13,495)
Purchases of route businesses	(11,909)	(6,731)
Proceeds from sale of fixed assets	153	302
Proceeds from sale of route businesses	11,785	7,870
Proceeds from sale of investments	—	436
Business acquisition, net of cash acquired	(1,013,559)	—
Changes in restricted cash	252	—
Net cash used in investing activities	(1,025,254)	(11,618)

Financing activities:
Dividends paid to stockholders	(11,355)	(11,264)
Debt issuance costs	(6,048)	—
Issuances of common stock	2,775	2,589
Excess tax benefits from stock-based compensation	176	—
Share repurchases, including shares surrendered for tax withholding	(5,995)	(801)
Repayments of long-term debt	(100,000)	(1,875)
Proceeds from issuance of long-term debt	1,130,000	—
Net cash provided by/(used in) financing activities	1,009,553	(11,351)

Effect of exchange rate changes on cash	97	—

Increase in cash and cash equivalents	1,104	(22,984)
Cash and cash equivalents at beginning of period	39,105	35,373
Cash and cash equivalents at end of period	$40,209	$12,389

Supplemental information:
Cash paid for income taxes, net of refunds of $217 and $425, respectively	$1,444	$10,412
Cash paid for interest	$4,614	$1,246

Non-cash investing activities:
Future cash payments associated with the acquisition of Diamond	$13,688	$—

Non-cash financing activities:
Common stock and stock-based compensation issued for business acquisitions	$800,987	$—

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures (Unaudited)
For the Quarter Ended April 2, 2016

(in thousands, except per share data)	As Reported	Transaction-related expenses (1)	Inventory step-up (2)	Loss on debt prepayment (3)	Other (4)	Excluding Special Items
Quarter Ended April 2, 2016
Net Revenue	$462,765	—	—	—	—	$462,765
Cost of sales	320,611	35	15,919	—	349	304,308
Gross margin	142,154	(35)	(15,919)	—	(349)	158,457
Gross margin %	30.7%					34.2%

SG&A	124,189	—	—	—	44	124,145
Transaction related expenses	49,306	49,306	—	—	—	—
Operating (loss)/income	(31,341)	(49,341)	(15,919)	—	(393)	34,312
Operating (loss)/income %	(6.8)%					7.4%

Impairment charges	374	—	—	—	374	—
Gain on the sale of route businesses, net	(536)	—	—	—	—	(536)
Other income, net	(297)	—	—	—	—	(297)
Loss on early extinguishment of debt	4,749	—	—	4,749	—	—
Interest expense, net	4,729	—	—	—	—	4,729
(Loss)/earnings before income taxes	(40,360)	(49,341)	(15,919)	(4,749)	(767)	30,416
Income tax (benefit)/expense	(14,966)	(17,733)	(5,721)	(1,706)	(276)	10,470
Tax rate %	37.1%					34.4%

Net (loss)/income	(25,394)	(31,608)	(10,198)	(3,042)	(491)	19,945
Net income attributable to NCI	37	—	—	—	—	37

Net (loss)/income attributable to Snyder's-Lance	$(25,431)	(31,608)	(10,198)	(3,042)	(491)	$19,908

Basic/diluted shares	79,953					80,803
Basic/diluted earnings per share	$(0.32)					$0.25

Adjusted EBITDA Calculation (Non-GAAP)
	As Reported	Transaction-related expenses (1)	Inventory step-up (2)	Loss on debt prepayment (3)	Other (4)	Adjusted
EBIT	(30,882)	(49,341)	(15,919)	—	(767)	35,145
Depreciation	16,233	—	—	—	—	16,233
Amortization	4,325	—	—	—	—	4,325
EBITDA	$(10,324)	(49,341)	(15,919)	—	(767)	$55,703
EBITDA %	(2.2)%					12.0%
(1) Transaction-related expenses included $13.0 million of severance and retention benefits and $13.3 million of accelerated stock-based compensation which was recognized due primarily to change in control provisions and severance agreements with the Diamond executive team. The remaining costs were primarily professional fees and legal costs associated with completion of the acquisition and subsequent integration of Diamond.
(2) The inventory step-up represents the additional cost of sales recognized in Q1 2016 as a result of stepping up Diamond's inventory to fair value at the acquisition date.
(3) The loss on extinguishment of debt was a result of the early repayment of our private placement loan due to the financing obtained for the acquisition of Diamond.
(4) Other items primarily include a $0.4 million impairment of fixed assets and the write off of the associated spare parts.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures (Unaudited)
For the Quarter Ended April 4, 2015

(in thousands, except per share data)	As Reported	Severance charges	Legal Fees	Other	Excluding Special Items
Quarter Ended April 4, 2015
Net Revenue	$402,341	—	—	—	$402,341
Cost of sales	262,979	150	—	—	262,829
Gross margin	139,362	(150)	—	—	139,512
Gross margin %	34.6%				34.7%

SG&A	121,924	627	897	153	120,247
Operating (loss)/income	17,438	(777)	(897)	(153)	19,265
Operating (loss)/income %	4.3%				4.8%

Gain on the sale of route businesses, net	(793)	—	—	—	(793)
Other income, net	(736)	—	—	217	(953)
Interest expense, net	2,467	—	—	—	2,467
(Loss)/earnings before income taxes	16,500	(777)	(897)	(370)	18,544
Income tax (benefit)/expense	5,918	(266)	(315)	(142)	6,641
Tax rate %	35.9%				35.8%

Net (loss)/income	10,582	(511)	(582)	(228)	11,903
Net income attributable to NCI	(54)	—	—	—	(54)

Net (loss)/income attributable to Snyder's-Lance	$10,636	(511)	(582)	(228)	$11,957

Diluted shares	71,002				71,002
Diluted earnings per share	$0.15				$0.17

Adjusted EBITDA Calculation (Non-GAAP)
	As Reported	Severance charges	Legal Fees	Other	Adjusted
EBIT	18,967	(777)	(897)	(370)	21,011
Depreciation	14,725	—	—	—	14,725
Amortization	2,688	—	—	—	2,688
EBITDA	$36,380	(777)	(897)	(370)	$38,424
EBITDA %	9.0%				9.6%